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                                                                   EXHIBIT 10.46

                                   PCTEL, INC.
                             2005 CEO "STRETCH" PLAN
                          (ADOPTED AS OF MARCH 8, 2005)

INTRODUCTION

      The PCTEL, Inc. 2005 CEO "Stretch" Plan (the "Plan"), as recommended by the Compensation Committee of the Board of Directors and approved by the Board of Directors of the Company, is designed to provide an incentive to the Chief Executive Officer for substantial overachievement of the Company's planned revenue and planned EBTA (earnings before taxes, amortization of intangible charges for goodwill and depreciation of assets and amortization of stock-based compensation charges) on a consolidated basis for 2005, up to a maximum payment of $200,000. The Plan is intended to work essentially as an extension of the 2005 Short-Term Bonus Incentive Plan for the Chief Executive Officer by rewarding performance representing substantial overachievement of the Company's planned growth goals.

ADMINISTRATION OF THE PLAN

The Board of Directors will approve or disapprove final disposition of all matters pertaining to the administration of the Plan, acting upon the recommendation of the Compensation Committee.

PLAN PARTICIPANTS

      The Chief Executive Officer of the Company is the sole employee eligible to participate in the Plan.

PLAN PERFORMANCE MEASURES

   General Plan Parameters

      The annual performance measures under the Plan are based on the Company's planned revenue and planned EBTA for 2005 as established by the senior management of the Company and approved by the Board of Directors at the end of 2004. These performance goals are weighted to recognize substantial overachievement of planned revenue and planned EBTA resulting from growth of the Company's currently existing operations (i.e., "organic growth") in 2005 as distinguished from growth in revenue resulting from acquisitions of businesses or companies (i.e., "acquired growth") completed in such fiscal year. Under the Plan, 40% of the Plan is weighted in favor of "organic" revenue, 40% in favor of "organic" EBTA, 10% in favor of "acquired" revenue, and 10% in favor of "acquired" EBTA. If the Company substantially exceeds both its planned "organic" growth and planned acquired growth level objectives as determined by the Compensation Committee, then the Chief Executive Officer will be entitled to receive the bonus incentives described under "Target Awards" below.

   Target Awards

      The incentive to be paid to the Chief Executive Officer under the Plan is intended to be paid in shares of the Company's restricted stock under the 1997 Stock Plan. The number of restricted shares to be paid to the Chief Executive Officer will be determined by dividing the total incentive amount awarded to such employee by the closing price of the Company's common stock on Nasdaq on the trading day prior to the date the Compensation Committee of the Board of Directors determines the amount of the incentive to be paid. Such shares when issued will be fully vested. Attainment of the Plan performance goals may result in incentive payments of up to a maximum of $200,000.

AMENDMENT OR TERMINATION OF THE PLAN

The Committee may terminate, amend or modify the Plan at any time, subject to the approval of the Chief Executive Officer to the extent that such termination, amendment or modification may affect terms contained the employment agreement of the Chief Executive Officer.

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OTHER CONSIDERATIONS

No right or interest of the Chief Executive Officer in the Plan is assignable or transferable, or subject to any lien, directly or by operation of law, or otherwise.

The eligibility of or participation by the Chief Executive Officer under the Plan does not guarantee any right to continued employment, and the Company reserves the right to terminate the employment of any Plan participant at any time and for any reason.

The Company has the right to deduct from all awards under this Plan any taxes required by law to be withheld with respect to such awards.